SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A)
                      OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:  Grosvenor Registered Multi-Strategy Fund (TI 2), LLC

ADDRESS OF PRINCIPAL BUSINESS OFFICE (NO. & STREET, CITY, STATE ZIP CODE):

One Financial Center
Boston, MA  02111

TELEPHONE NUMBER (INCLUDING AREA CODE):  (617) 772-3672

NAME AND ADDRESS OF AGENTS FOR SERVICE OF PROCESS:

c/o Michelle R. Rhee, Esq.
Banc of America Investment Advisors, Inc.
One Financial Center
Boston, MA  02111

COPIES TO:
Kenneth S. Gerstein, Esq.
Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:

Yes  X            No  __
     -

                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Stamford and state of Connecticut on the 18th day of November, 2009.

                         GROSVENOR REGISTERED MULTI-STRATEGY FUND (TI 2), LLC (Name of Registrant)




                         By:      /s/ Steven L. Suss
                                  ---------------------
                                  Name:  Steven L. Suss
                                  Title: Authorized Person